SYNALLOY CORPORATION, INC.

1998 Long Term Incentive Stock Plan

  Purpose. This 1998 Long Term Incentive Stock Plan (the "Plan") is intended to provide key executive employees of Synalloy Corporation (the "Company", which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) with the opportunity to participate in the Company's future prosperity and growth by purchasing stock of the Company. The purpose of the Plan is to provide long-term incentive for gain through outstanding service to the Company and its shareholders and to assist in attracting and retaining executives of ability and initiative.

  Administration. The Plan shall be administered by the Compensation and Long Term Incentive Committee (the "Committee") which shall consist of three members of the Company's Board of Directors who are Non-Employee Directors. Members of the Committee are not eligible to participate in the Plan (or any other option or incentive plan of the Company) while serving on the Committee, nor shall they have been so eligible for the twelve (12) months immediately preceding such appointment. A Non-Employee Director shall mean a director who (1) is not currently an officer of the Company (as defined in 17 CFR § 240.16a-1(f)) or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (2) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to 17 CFR § 229.404(a); (3) does not possess an interest in any other transaction for which disclosure would be required pursuant to 17 CFR § 229.404(a); and (4) is not engaged in a business relationship for which disclosure would be required pursuant to 17 CFR § 229.404(b).

  The Committee shall have complete authority and discretion to interpret all provisions of this Plan consistent with law, to prescribe the form of instruments evidencing the stock options granted under the Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and shall be entitled to indemnification by the Company with respect to all matters arising from his service on the Committee to the fullest extent allowable under applicable law.

  Eligibility. Any salaried employee of the Company who in the judgment of the Committee occupies a management position in which his efforts contribute to the profit and growth of the Company may be granted one or more options under the Plan. The Committee will designate employees to whom options are to be granted and will specify the number of shares subject to each option. The Committee shall have the discretion to determine to what extent, if any, persons employed on a part-time or consulting basis will be eligible to participate in the Plan; provided however, that an employee who, immediately before an option is granted, owns more than 10% of the combined voting power of the Company, shall not be eligible for an option grant.

4. Stock. The stock to be subject to options under the Plan shall be shares of the Company's common stock of the par value of $1.00 per share (the "common stock"), and may be either authorized and unissued or held in the treasury of the Company. The total amount of stock on which options may be granted under the Plan shall not exceed 350,000 shares, subject to adjustment to reflect any change in the capitalization of the Company, as more fully provided in Section 10 hereof. The Committee will maintain records showing the cumulative total of all shares subject to options outstanding under this Plan.

If any option is terminated, in whole or in part, for any reason other than the exercise thereof, the shares allocated to the option or portion thereof so terminated may be reallocated to another option or options to be granted under this Plan.

5. Option Price. The price per share for shares purchased upon the exercise of any option granted under the Plan will be one hundred percent (100%) of the fair market value per share of such shares on the date of grant of the option. Payment shall be made to the Company either (i) in cash or, at the discretion of the Committee; (ii) by delivery to the Company of shares of common stock owned by the option holder and having a fair market value on the date of exercise equal to the fair market value of the shares covered by the option on the date of the grant of the option, or (iii) a combination of cash and the value of such shares mentioned in (ii) above. As used in this Plan "fair market value" per share of the common stock shall mean the average of the bid and ask prices at the closing of the common stock on the day before the date of the grant as reported on NASDAQ National Market System (or such other exchange or market on which such value is being determined) or, if the Exchange shall be closed on that date, then on the last preceding date on which the Exchange was open for trading. In determining fair market value, the Committee may rely upon sales information reported on the consolidated tape or other consolidated reporting system and, in the absence of any sale or sales on the dates referred to in the preceding sentence, or a recognized market for the Company's common stock, the Committee may determine fair market value by whatever recognized method it deems appropriate.

6. Grant of Options. The Committee, at any time, during the duration of the Plan, may authorize the granting of options to employees of the Company eligible under Section 3 hereof, subject to the limitations provided herein. The date on which an option shall be granted shall be the date the Committee authorizes such grant or such later date as may be determined by the Committee at the time such grant is authorized. Any employee may hold more than one option.

7. Exercise of Options. Options granted under the Plan shall be exercisable only in the following manner; provided, however, that in no event shall an option be exercisable more than ten years of the date of grant as set forth in paragraph 6 above.

  By an Employee During Continuous Employment. The aggregate fair market value of the shares of the Company's common stock, as determined at the time of grant, as to which options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.00. Subject to this limitation, an employee may exercise any option during the applicable Exercise Periods in accordance with the following schedule:

Time from Grant Date (Exercise Period)	Percentages of Options Granted Which may be Exercisable in that Exercise Period (including those previously exercised)
Up to One Year	0%
One to Two Years	20%
Two to Three Years	40%
Three to Four Years	60%
Four to Five Years	80%
Five to Ten Years	100%

  An employee may not exercise any part of an option granted under this Plan unless, at the time of such exercise, he has been in the continuous employment of the Company since the date the option was granted. The Committee may decide in each case to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not for this purpose be deemed interruptions of continuous employment.

  By a Former Employee. No person may exercise an option after he ceases to be an employee of the Company unless he ceases to be an employee of the Company as a result of normal retirement, early retirement, or disability retirement, either physical or mental, or on account of physical or mental disability. In these instances, the option may be exercised by him, his attorney-in-fact, or his guardian, as appropriate, at any time after the date on which he ceased to be an employee, but not later than the end of the fixed term of the option and no earlier (except in the event of a cessation of employment by reason of disability) than one year from the date the option was granted.

  In Case of Death. If any employee or former employee who was granted an option dies, and at the time of death was entitled to exercise any option granted under this Plan, pursuant to Sub-Sections A and B above, the option may be exercised within six (6) months after the death of the employee or former employee (but no later than the end of the fixed term of the option) by his estate, or by a person who acquired the right to exercise the option by bequest or inheritance.

  Sale or Merger. Notwithstanding the limitation on the Exercise Period set forth in Section 7A above, (except as pertains to the $100,000 per year limitation), an employee may exercise all options then exercisable by him as provided for in Section 7A above plus fifty percent (50%) of the options granted to him but which are not then exercisable because the requisite time from the date of grant has not lapsed in the event that either (i) all or substantially all of the assets or common stock of the Company (or a subsidiary or division of the Company in which he is employed) is sold to an entity not affiliated with the Company, (ii) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity or (iii) a similar sale or exchange transaction occurs which in the Committee's sole discretion justifies such exercise right.

8. Method of Exercise. Each option granted under the Plan shall be deemed exercised when the holder shall so notify the Company in writing, addressed to the Company's secretary, together with payment in full for the shares for which the option is exercised, and tender of any related agreements or instruments, as required by the Committee, and shall comply with such other reasonable requirements as the Committee may establish pursuant to Section 12 of the Plan. However, this provision shall not preclude exercise of, or payment for, an option by any other proper method specifically approved by the Committee. No person, estate, or other entity shall have or exercise any of the rights of a shareholder with reference to shares subject to an option until a certificate or certificates for the shares has been duly issued and delivered.

An option granted under this Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with the Plan for the remaining shares subject to the option.

9. Assignability. Options granted under the Plan to an employee shall not be transferable by him except by will or the laws of descent and distribution.

10. Adjustment upon Change of Shares. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting shares of the Company, the number and class of shares for which options may thereafter be granted, the number and class of shares then subject to options previously granted, and the price per share payable upon exercise of such options shall be equitably adjusted by the Committee to reflect the change.

11. Compliance with Law and Approval of Regulatory Bodies. No option shall be exercisable and no shares shall be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with applicable withholding tax requirements and with the rules of all domestic stock exchanges on which the Company's shares may be listed. Any share certificate issued to evidence shares may be listed on any domestic stock exchange authorized by the Company. Any share certificate issued to evidence shares for which an option is exercised may bear legends and statements, and be subject to such restrictions, as the Company shall deem advisable to assure compliance with Federal and state laws and regulations. No options shall be exercisable, and no shares will be delivered under the Plan, until the Company has obtained such consents or approvals from regulatory bodies, Federal or state, having jurisdiction over such matters as the Company may deem advisable.

In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require consents and releases of taxing authorities that it may deem advisable.

12. General Provisions. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if the Plan had not been adopted.

13. Effective Date of the 1998 Plan. This Plan was adopted by the Board of Directors of the Company effective March 5, 1998, which will be the effective date of the Plan if and when approved by shareholders holding a majority of the Company's outstanding shares of common stock entitled to vote on the Plan at the Annual Meeting of Shareholders in 1998.

14. Amendment to the Plan. The Board of Directors of the Company may alter, amend, or terminate the Plan from time to time. Such action by the Board of Directors, however, will not be effective to change or modify the Plan, unless approved by shareholders holding a majority of the Company's outstanding shares of common stock, if such changes or modifications in the Plan would:

  Increase the total number of shares of stock on which options may be granted under the Plan, except as contemplated in Section 10;

  Change the manner of determining the option price;

  Assign the administration of the Plan otherwise than to a committee of the Board of Directors;

  Permit any person while a member of the Committee or any other committee of the Board of Directors administering the Plan to be eligible to receive or hold an option under the Plan or permit a person who is not a key employee of the Company at the time of grant to be granted an option; or

  Extend the term of this Plan.

15. Duration of the Plan. Unless previously terminated by the Board of Directors, the Plan shall be effective for a period of ten years from the effective date of the Plan, and no option shall be granted after such date. Options granted before that date shall remain valid thereafter in accordance with their terms.